Pricing Supplement Dated January 28, 2000                Rule 424(b)(3)
(To Prospectus Dated April 22, 1999)                     File No. 333-76483

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       JP Morgan, Morgan Stanley
Principal Amount:            $137,200,000.00
Agent's Discount
  or Commission:             $130,340.00
Net Proceeds to Company:     $137,069,660.00
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  01/31/00
Maturity Date:               02/01/02
____________________________________________________________________________
Calculation Agent:  GMAC
Interest Calculation:
      /X/  Regular Floating Rate Note
      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                           (see attached)
      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750

Interest Reset Dates:   Each February 1, May 1, August 1, and November 1.
                        The first interest reset date will be January 31,2000.
The final reset date will be November 1,2001.
Interest Payment Dates: Each February 1, May 1, August 1, and November 1
                        commencing May 1, 2000 and ending February 1, 2002.
Index Maturity:         3 Months
Spread (+/-):           +.09%

Day Count Convention:
      /X/ Actual/360 for the period from 01/31/00 to 02/01/02
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /
Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date.
      / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.
Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %
Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)
Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:
Form:  /X/  Book-Entry              / /  Certificated
Other: / /  Principal               /X/  Agent

If as principal:
      / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
      / / The Notes are beings offered at a fixed initial public offering price of XX% of principal amount.

If as agent:
      The Notes are being offered at a fixed initial public offering price of 100% of principal amount.